Exhibit 99.1

Howard Bank and Cecil Bank finalize the Agreement for Howard Bank to Buy Aberdeen, Maryland Branch from Cecil Bank

ELLICOTT CITY, Md.--(BUSINESS WIRE)--August 19, 2013--Howard Bancorp, Inc. (NASDAQ:HBMD) and Cecil Bancorp, Inc. (OTCBB: CECB) today jointly announced that their respective banking subsidiaries, Howard Bank and Cecil Bank, have completed the sale of Cecil Bank’s branch located at 3 West Bel Air Ave., Aberdeen, MD 21001 to Howard Bank pursuant to a purchase and assumption they entered into in March 2013.

Pursuant to the sale, Howard Bank has acquired $37.1 million in loans and $35.2 million in deposits from Cecil Bank.

Mary Ann Scully, Howard Bank’s President and CEO, said of the transaction, “As we noted when we announced our agreement with Cecil Bank in the spring, Howard Bank’s successful track record of organic growth in the attractive markets of Greater Baltimore - our birthplace in Howard County, our developing presence in Anne Arundel County and our announced branch in Towson, is now complemented by our extension into the Harford County market through the acquisition of the Cecil Bank branch in Aberdeen. We are excited by the opportunities presented by the chance to serve this uniquely attractive suburban marketplace and we are presently seeking to expand our commitment to the county by searching for an additional location in the Bel Air marketplace. We look forward to working both with our new customers and with the business community at large.”

Mary Halsey, Cecil Bank’s Vice Chairman and COO, stated, “We have been working diligently over the course of the past few months to seamlessly transition our Aberdeen customer base into Howard Bank’s organization. This transaction, which will involve approximately 10% of our deposits, is part of our ongoing strategy to strengthen our capital position as we concentrate on our core markets. Most importantly, the capital impact of the transaction reinforces our ability to meet the financial needs of our current and new customers, while focusing on building shareholder value. We are especially pleased that our branch customers and employees will find a new home at a bank that shares our culture and values.”

Griffin Financial Group acted as financial advisor to Howard Bank. Ober|Kaler served as legal counsel to Howard Bank and Spidi & Fisch, PC and Venable served as legal counsel to Cecil Bank.

About Howard Bancorp, Inc.

Howard Bancorp, Inc. is a bank holding company with total assets of $415 million as of June 30, 2013. Its principal operating subsidiary, Howard Bank, located in Ellicott City, MD, is a growth-focused community bank serving businesses, professionals and individuals in the Greater Baltimore area through five full service branches and a regional office in Annapolis, MD. Howard Bank is a wholly owned subsidiary of Howard Bancorp, Inc. For information, call 410-750-0020 or visit www.howardbank.com.

About Cecil Bancorp, Inc.

Cecil Bancorp, Inc. is the parent company of Cecil Bank, headquartered in Elkton, Maryland, with 14 locations in Harford and Cecil Counties, Maryland. Cecil Bank is a full-service, community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market area. At June 30, 2013, Cecil Bancorp, Inc. had consolidated assets of $430.0 million.

CONTACT:
Howard Bank
Mary Ann Scully
President and Chief Executive Officer
410-750-0020
or
Cecil Bank
Mary B. Halsey
President and Chief Executive Officer
410-398-1650